For Immediate Release:
                                 March 11, 2002











                        LIPA and KeySpan Agree to Extend
                  "Window" for Purchasing Power Plants to 2005



         Mineola, NY - March 11, 2002 - The Long Island Power Authority (LIPA) and KeySpan Corporation today announced that they have reached an agreement in principle to extend the Generation Purchase Right Agreement (GPRA) on KeySpan's Long Island power plants for three years.

         The agreement in principle establishes a new option window commencing November 2004 and closing May 2005. Under the agreement, LIPA retains the right to exercise the option to purchase KeySpan's on-island generation assets under the terms of the original GPRA, which dates to LIPA's purchase of Long Island's electric Transmission and Distribution system in May of 1998.

         The extension is the result of a new initiative established by LIPA to work with KeySpan and others to review Long Island's long-term energy needs. LIPA and KeySpan will jointly analyze new energy supply options including repowering existing plants, renewable energy technologies, distributed generation, conservation initiatives and retail competition.




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Page 2, LIPA, KeySpan Extend "Window" for Power Plant Purchase


         "We are pleased to have established this new initiative to achieve the Governor's objective to assure a long term, sustainable energy future on Long Island," said Bob Catell, chairman and CEO of KeySpan. "This initiative gives us the opportunity to examine the use of new technology which will enhance the environment while maintaining a skilled workforce which is necessary to ensure the security of service for continued economic growth for the region."

         "This extension provides LIPA with an opportunity to carefully evaluate a wider range of options that will benefit Long Island's electricity consumers," said LIPA Chairman Richard M. Kessel. "LIPA's primary mission, and Governor Pataki's primary objective, is to drive down the cost of electricity on Long Island as much as possible. Under the GPRA extension, LIPA has retained the right to purchase KeySpan's existing on-island generation if that option makes sense economically for LIPA and its customers.

         "Extending the purchase option period for three years provides LIPA with the opportunity to make that decision with more information in hand than we have now," said Kessel. "It also provides us with the time to carefully evaluate Long Island's future energy needs in light of some very dramatic national and international developments that could not be envisioned in 1998 when LIPA took over the Island's electric system."

         The extension would allow both LIPA and KeySpan to explore alternatives to the GRPA including repowering existing facilities, the sale of some, but not all of KeySpan's'plants to LIPA, or the sale of some plants to other private operators.

         In return for providing LIPA an extension of the GPRA, KeySpan has been provided with a corresponding extension of 30 months for the Management Services Agreement (MSA) under which KeySpan manages and operates LIPA's electric transmission and distribution system. The extension also assures protection of the highly skilled workforce, which supports the record performance of LIPA's electric system and KeySpan's generation facilities.




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Page 3, LIPA, KeySpan Extend "Window" for Power Plant Purchase


         "IBEW Local 1049 is pleased that the importance and stability of employment opportunities for its members continue to be recognized," said Ralph Ranghelli, President of the International Brotherhood of Electrical Workers 1049
(IBEW). "With the extension announced today, the importance of the reliability of the electrical system on Long Island and its relationship to the strength of the Long Island economy have been met. I applaud KeySpan CEO Bob Catell, LIPA Chairman Rich Kessel and Governor Pataki for recognizing the critical matters that have preserved the public/private partnership which has served Long Island so well."

         "We are committed to preserving the jobs held by our members and to the community of Long Island, which deserves an equitable resolution," stated IBEW Local 1381's Business Manager Barbara Musacchio. "We are pleased that an extension has been granted so that the parties can continue to evaluate the situation in order to reach a prudent decision which best serves these parallel concerns."

         Under the GPRA, LIPA is required to purchase all of KeySpan's on-island electric generation - which had previously been owned by LILCO - and not just select facilities. The current decision-making window of opportunity ran from May 29, 2001 to May 27, 2002.

         In May 1998, LIPA purchased LILCO's electric retail business, which included its electric transmission and distribution system. At that time, LIPA cut electric rates across the board by an average of 20%, which has saved its electric customers almost $2 billion over the last four years.

          At the same time, Brooklyn Union merged with LILCO to form KeySpan and retained LILCO's natural gas business and electric generation facilities. KeySpan's on-Island electric generation assets can produce about 4000 megawatts of electricity from five base-load plants and the 42 gas turbines and diesel peaking units located in Nassau and Suffolk counties and the Rockaway Peninsula in Queens.

         The Generation Purchase Right Agreement was also agreed to at the time to provide LIPA with a one-time window of opportunity to purchase all of KeySpan's on-Island generation.



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Page 4, LIPA, KeySpan Extend "Window" for Power Plant Purchase


         The Long Island Power Authority owns the electric retail business on Long Island, and provides electric service to nearly 1.1 million customers in Nassau and Suffolk counties, and the Rockaway Peninsula in Queens. LIPA, with $2.2 billion in sales is the second largest municipal electric utility in the nation in terms of revenue, and third largest in terms of customers served. Information about LIPA and its wide range of energy saving programs can found at http://www.lipower.org.

         A member of the S & P 500, KeySpan is the largest distributor of natural gas in the Northeast, with 2.5 million gas customers and more than 13,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system serving 1.1 million customers. With headquarters in Brooklyn, Boston and Long Island, KeySpan also manages a dynamic portfolio of service companies. They include: KeySpan Energy Delivery, the group of regulated natural gas utilities; KeySpan Home Energy Services, an energy product, repair and service company for residential and small commercial customers; and KeySpan Business Solutions, a full-service energy product, repair and services company for business customers. KeySpan also has strategic investments in natural-gas exploration, production, pipeline transportation, distribution and storage, Canadian gas-processing and fiber-optic cable. KeySpan is traded on the New York Stock Exchange under the symbol "KSE." For more information about the company, visit KeySpan's Web site at: http://www.keyspanenergy.com
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